Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated November 30, 2017

Preliminary Prospectus Supplement dated February 27, 2018

Registration Statement File No. 333-221824

ANTHEM, INC.

Offering of:

$1,250,000,000 4.101% Notes due 2028 (the “2028 Notes”)

$850,000,000 4.550% Notes due 2048 (the “2048 Notes”)

(the “Offering”)

Pricing Term Sheet dated

February 27, 2018

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated February 27, 2018 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated November 30, 2017, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (Registration Statement File No. 333-221824). Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Company	Anthem, Inc., an Indiana corporation

Ratings*	Baa2 / A / BBB (Moody’s / S&P / Fitch)

Pricing Date	February 27, 2018

Trade Date	February 27, 2018

Settlement Date	March 2, 2018 (T+3)

Aggregate Principal Offering Amount	$1,250,000,000 for the 2028 Notes $850,000,000 for the 2048 Notes

Maturity Date	March 1, 2028 for the 2028 Notes March 1, 2048 for the 2048 Notes

Coupon (Interest Rate)	4.101% for the 2028 Notes 4.550% for the 2048 Notes

Price to Public (Issue Price)	100% of the face amount for the 2028 Notes 99.659% of the face amount for the 2048 Notes

Yield to Maturity	4.101% for the 2028 Notes 4.571% for the 2048 Notes

Spread to Benchmark Treasury	T + 120 basis points for the 2028 Notes T + 140 basis points for the 2048 Notes

Benchmark Treasury	2.750% due February 15, 2028 for the 2028 Notes 2.750% due November 15, 2047 for the 2048 Notes

Benchmark Treasury Price / Yield	98-22+ / 2.901% for the 2028 Notes 91-30 / 3.171% for the 2048 Notes

Interest Payment Dates	March 1 and September 1, commencing September 1, 2018 for the 2028 and 2048 Notes

Optional Redemption Provisions

For the 2028 Notes: On or after May 1, 2020 and prior to December 1, 2027 (the date that is three months prior to the maturity date), make-whole call at Treasury rate plus 20 basis points; par call at any time on or after December 1, 2027

For the 2048 Notes: Prior to September 1, 2047 (the date that is six months prior to the maturity date), make-whole call at Treasury rate plus 25 basis points; par call at any time on or after September 1, 2047

Denomination	$1,000 and integral multiples of $1,000 in excess thereof

Day Count Convention	30/360

Payment Business Days	New York

CUSIP/ISIN Number	036752 AG8 / US036752AG89 for the 2028 Notes 036752 AH6 / US036752AH62 for the 2048 Notes

Joint Book-Running Managers

Credit Suisse Securities (USA) LLC (2028 Notes and 2048 Notes)

Barclays Capital Inc. (2028 Notes and 2048 Notes)
Morgan Stanley Securities & Co. LLC (2028 Notes and 2048 Notes)
Mizuho Securities USA LLC (2028 Notes and 2048 Notes)

Senior Co-Managers

Citigroup Global Markets Inc. (2028 Notes and 2048 Notes)
Deutsche Bank Securities Inc. (2028 Notes and 2048 Notes)
Goldman Sachs & Co. LLC (2028 Notes and 2048 Notes)
Wells Fargo Securities, LLC (2028 Notes and 2048 Notes)

HSBC Securities (USA) Inc. (2048 Notes)
SunTrust Robinson Humphrey, Inc. (2048 Notes)

U.S. Bancorp Investments, Inc. (2048 Notes)

Junior Co-Managers	BNY Mellon Capital Markets, LLC (2048 Notes)
PNC Capital Markets LLC (2048 Notes)
RBC Capital Markets, LLC (2048 Notes)
SMBC Nikko Securities America, Inc. (2048 Notes)
The Huntington Investment Company (2048 Notes)

Selling Securityholders of the 2028 Notes
Selling Securityholders	Principal Amount of 2028 Notes Beneficially Owned and Offered
Credit Suisse Securities (USA) LLC	$287,500,000
Barclays Capital Inc.	250,000,000
Morgan Stanley & Co. LLC	250,000,000
Mizuho Securities USA LLC	137,500,000
Citigroup Global Markets Inc.	81,250,000
Deutsche Bank Securities Inc.	81,250,000
Goldman Sachs & Co. LLC	81,250,000
Wells Fargo Securities, LLC	81,250,000
Total	$1,250,000,000

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. It is expected that delivery of the notes will be made against payment thereof on or about March 2, 2018, which will be the third business day following the date of the pricing of the notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes will initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (File No. 333-221824). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the base prospectus and the Preliminary Prospectus Supplement if you request them by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037, Barclays Capital Inc. at 1-888-603-5847 or Morgan Stanley Securities & Co. LLC at 1-866-718-1649.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

3